Exhibit 10.28
AMENDMENT NO. FIVE
FERGUSON ENTERPRISES, INC.
EXECUTIVE RETIREMENT PLAN II
THIS AMENDMENT NO. FIVE is made effective as of December 31, 2015, by FERGUSON ENTERPRISES, INC. (the "Corporation"), a Virginia corporation.
WHEREAS, initially effective January 1, 2005, the Corporation adopted the Ferguson Enterprises, Inc. Executive Retirement Plan II ( the "Plan"); and
WHEREAS, the Corporation is adopting the Ferguson Enterprises, Inc. Executive Retirement Plan III effective January 1, 2016, as a replacement to the Plan; and
WHEREAS, the Corporation wishes to freeze this Plan to any new participants and any additional contributions as of December 31, 2015; and
WHEREAS, pursuant to Section 9.3 of the Plan, the Corporation reserved the right to amend the Plan and now desires to do so;
NOW, THEREFORE, the Corporation hereby amends the Plan as follows:
1.Investment Allocations. Section 4.2(a) of the Plan shall be amended by deleting the phrase "five percent (5%) increments" and replacing it with "one percent (1%) increments".
2.No Additional Contributions. Notwithstanding anything in the Plan to the contrary, no deferrals or contributions of any type or from any source (whether made by a Participant or the Company) shall be made to the Plan after December 31, 2015. Notwithstanding the foregoing sentence, this paragraph shall not be construed to prohibit the actual contribution or deposit of funds into the Plan or Trust after December 31, 2015, to the extent such additional contributions or deposits arose from services performed on or before December 31, 2015, but were paid or made available to a Participant after December 31, 2015, due to minor timing differences in payroll or other administrative factors rendering their actual contribution to the Plan or Trust on or before December 31, 2015, impossible or impractical.
3.No New Participants. Notwithstanding anything in the Plan to the contrary, no person shall become a Participant in the Plan after December 31, 2015.
4.Interpretation and Impact of Freeze. For the avoidance of doubt, and to carry out the Corporation's intent, notwithstanding the previous paragraphs of this Amendment Five: (i) any person who is a Participant as of December 31, 2015, shall continue to accrue Years of Service after December 31, 2015, for purposes of vesting in accordance with the applicable terms of the Plan; (ii) Participants may continue to direct the investment allocation of their Accounts in accordance with Article IV of the Plan; (iii) Participants' Accounts shall continue to be credited with earnings and losses in accordance with Article IV of the Plan; and (iv) nothing contained in this Amendment Five shall be interpreted to enlarge or restrict any other rights, benefits, or obligations of the Company or any Participant except to the extent required by the amendments set forth in this Amendment Five.
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IN WITNESS WHEREOF, the Corporation, by its duly authorized officer, has caused this Amendment No. Five to be executed as of the day and year first above written.
FERGUSON ENTERPRISES, INC.

By: /s/ William Brundage
Title: VP of Finance